Expion360 Reports Fourth Quarter and Full Year 2024 Financial Results

Q4 Sequential Revenue Growth of 43% Driven by New Products and Technologies, and 131% Year over Year

New OEM and Distributor Relationships to Equip New Campers and RVs with Advanced Lithium-Ion Batteries

Began Shipping e360 Home Energy Storage Solutions

REDMOND, OR – March 31, 2024 -- Expion360 Inc. (Nasdaq: XPON) (“Expion360” or the “Company”), an industry leader in lithium-ion battery power storage solutions, today reported its financial and operational results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter 2024 & Subsequent Financial & Operational Highlights

•	Q4 2024 revenue totaled $2.0 million, up 131% from Q4 2023, and 43% sequentially from Q3 2024.
•	Began fulfilling purchase orders for its Home Energy Storage Solutions (“HESS”).
•	Signed a non-binding letter of intent with NeoVolta Inc. (“NeoVolta”), a leading innovator in energy storage solutions, providing the framework for a potential collaboration that aims to engineer a state-of-the-art battery manufacturing facility and develop innovative lithium-ion battery cell and module product designs, marking a significant milestone in the production of American-made batteries.
•	Partnered with Scout Campers, a subsidiary of Adventurer Manufacturing, Inc., to equip its high-quality campers with Expion360’s advanced lithium-ion batteries as a standard option, enhancing the energy efficiency and reliability of Scout Campers’ products.
•	Added several new original equipment manufacturers (“OEMs”) and one new distributor reflecting successful ongoing sales efforts to expand customer base across the United States.
•	Closed a $2.6 million registered direct offering and private placement priced at the market under Nasdaq rules.

Management Commentary

"The fourth quarter of 2024 and early 2025 was highlighted by robust sequential revenue growth, a strengthened balance sheet, and the addition of new OEM customers,” said Brian Schaffner, Chief Executive Officer and Interim Chief Financial Officer of Expion360. “Revenue grew sequentially for a fourth consecutive quarter, improving 43% from Q3 2024, demonstrating the successful execution of our efforts to expand sales with our more than 300 resellers across the United States, consisting of dealers, wholesalers, private-label customers and OEMs who then sell our products to end consumers. Year-over-year sales continued to be impacted by the downturn in the RV market with the persistence of high interest rates. We believe the RV market will continue to gain ground through 2025, with shipments remaining steady in the short term and increasing traction heading into next year. In January we took the opportunity to strengthen our balance sheet with the close of a $2.6 million registered direct offering and private placement.

“We are making significant progress against our goals with the ongoing expansion of our OEM relationships and acquisition of several new OEM partnerships. New customers, including Scout Campers, Alaskan Campers, and K-Z Recreational Vehicles, are driving demand for high-quality lithium battery technology for their premium campers and vehicles.

“We are working with NeoVolta to combine our strengths toward a potential collaboration that aims to engineer a US-based state-of-the-art battery manufacturing facility and develop innovative lithium-ion battery cell and module product designs. A formal engagement would enable us to contribute our expertise in design and engineering, while NeoVolta plans to provide the necessary capital and manpower. Together we expect to bring high-performance, sustainable energy storage solutions to the market to address the growing demand for efficient energy management in both residential and commercial applications.

“We have continued our progress in our Home Energy Storage Solutions vertical, with production shipments beginning in January 2025. We believe the HESS product line will benefit from a fast-growing battery energy storage market, and consumer uptake can rapidly scale with the introduction of products that improve price, flexibility, and integration. We also anticipate HESS will benefit from incentives available through California's Self-Generation Incentive Program and federal tax credits available through the Inflation Reduction Act for home battery systems.

“Looking ahead, we anticipate our new OEM partnerships and distributors to generate incremental revenue of approximately $5.0 million for fiscal year 2025, with additional new customers expressing interest across our product line, including our next generation GC2, Group 27, and new Edge batteries. The anticipated revenue growth is expected to increase gross profits by an estimated $1.4 million for fiscal year 2025. We are also highly focused on further development of HESS and the introduction of new technologies and batteries. We look forward to announcements of additional wins and milestones in the months ahead,” concluded Mr. Schaffner.

Fourth Quarter 2024 Financial Summary

Revenue in the fourth quarter of 2024 totaled $2.0 million, an increase of 131% from $0.9 million in the prior year period. The increase was primarily due to increased OEM sales with existing and new customers.

Gross profit in the fourth quarter of 2024 totaled $438,552 or 22.1% of revenue, as compared to $205,114 or 23.9% of revenue in the prior year period. The decrease in gross profit was primarily due to OEM customer discounts issued in connection with higher-volume purchases.

Selling, general and administrative expenses in the fourth quarter of 2024 decreased to $1.6 million compared to $2.4 million in the prior year period. The decrease was primarily due to reductions in salaries related to a lower employee headcount and lower stock-based compensation.

Net loss in the fourth quarter of 2024 totaled $251,647, an 88% improvement from a net loss of $2.2 million in the prior year period. The decrease in net loss was primarily due to our sales growth.

Full Year 2024 Financial Summary

For the year ended December 31, 2024, revenue totaled $5.6 million, decreasing 6.0% from $6.0 million in the prior year. The decrease was primarily attributable to softness in the recreational market during the first two quarters, driving decreases in OEM sales during those same two periods.

Gross profit for the full year of 2024 totaled $1.2 million, a 20.5% gross margin as compared to $1.6 million or 26.3% of revenue in the same year-ago period. The decrease in gross profit was primarily attributable to lower sales volumes due to the slowdown in the RV industry resulting in lower economies of scale on fixed costs, as well as the liquidation of non-core product increasing cost of sales above what they would have been without the liquidation.

Selling, general and administrative expenses for the full year of 2024 decreased 9.6% to $7.9 million compared to $8.7 million in the prior year period. The decrease was primarily due to decreases in legal and professional fees, as well as salaries and benefits, which was partially offset by an increase in license and fee cash premiums paid when making repayment on our convertible note, as well as fees incurred in connection with our termination of our warehouse lease.

Net loss for the year ended December 31, 2024, totaled $13.5 million or $(21.03) per share, compared to net loss of $7.5 million or $(108.25) per share in the prior year. The net loss was primarily the result of $5.0 million in suspended liability expense due to our reverse stock split cash true-up payment provision in the Series A Warrants issued and sold in a publicoffering we consummated in August 2024, as well as increased interest incurred under our convertible note, and increased settlement expenses.

Cash and cash equivalents totaled $0.5 million as of December 31, 2024, compared to $3.9 million as of December 31, 2023. On January 3, 2025, the Company closed a $2.6 million registered direct offering and private placement priced at the market under Nasdaq rules.

Net cash used in operating activities totaled $9.6 million for the year ended December 31, 2024, compared to $5.5 million in the prior year period.

The share, per share, and resulting financial amounts in this press release, including prior period metrics, have been adjusted to reflect the reverse stock split of the Company’s common stock, par value $0.001 per share, which was effective on October 8, 2024.

Fourth Quarter & Full Year 2024 Results Conference Call

Brian Schaffner, Chief Executive Officer of Expion360, will host the conference call, followed by a question-and-answer period. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed via the investor relations section of the Company’s website here.

To access the call, please use the following information:

Date:	Monday, March 31, 2025
Time:	4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)
Dial-in:	1-844-825-9789
International Dial-in:	1-412-317-5180
Conference Code:	10196334
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1705725&tp_key=ca73831ad8

A telephone replay will be available approximately three hours after the call and will remain available through April 14, 2025, by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 10196334. The replay can also be viewed through the webcast link above and the presentation utilized during the call will be available via the investor relations section of the Company’s website here.

About Expion360

Expion360 is an industry leader in premium lithium iron phosphate (LiFePO4) batteries and accessories for recreational vehicles, marine applications, Light EV and residential energy storage.

The Company’s lithium-ion batteries feature half the weight of standard lead-acid batteries while delivering three times the power and ten times the number of charging cycles. Expion360 batteries also feature better construction and reliability compared to other lithium-ion batteries on the market due to their superior design and quality materials. Specially reinforced, fiberglass-infused, premium ABS and solid mechanical connections help provide top performance and safety. With Expion360 batteries, adventurers can enjoy the most beautiful and remote places on Earth even longer.

The Company is headquartered in Redmond, Oregon. Expion360 lithium-ion batteries are available today through more than 300 dealers, wholesalers, private-label customers, and OEMs across the country. To learn more about the Company, visit expion360.com.

Forward-Looking Statements

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements included in this press release include, but are not limited to, statements relating to the Company’s beliefs, plans, and expectations about its operations, product development and pipeline, growth prospects, market opportunity, potential partnership with NeoVolta, the anticipated incremental revenue to be generated from new OEM partnerships and distributors, and the expected timing of the Company’s next conference call to discuss the Company’s financial results. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Company Contact:

Brian Schaffner, CEO and Interim CFO

541-797-6714

Email Contact

External Investor Relations:

Chris Tyson, Executive Vice President

MZ Group - MZ North America

949-491-8235

XPON@mzgroup.us

www.mzgroup.us

Expion360 Inc.

Balance Sheets

	As of December 31, 2024	As of December 31, 2023
Assets
Current Assets
Cash and cash equivalents	$547,565	$3,932,698
Accounts receivable, net	613,022	154,935
Inventory	4,831,461	3,825,390
Prepaid/in-transit inventory	1,612,686	163,948
Prepaid expenses and other current assets	236,461	189,418
Total current assets	7,841,195	8,266,389

Property and equipment	914,081	1,348,326
Accumulated depreciation	(430,191)	(430,295)
Property and equipment, net	483,890	918,031

Other Assets
Operating leases – right-of-use asset	754,832	2,662,015
Deposits	27,471	58,896
Total other assets	782,303	2,720,911
Total assets	$9,107,388	$11,905,331

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$338,091	$286,985
Customer deposits	48,474	17,423
Accrued expenses and other current liabilities	187,464	292,515
Convertible note	—	2,082,856
Current portion of operating lease liability	256,153	522,764
Current portion of stockholder promissory notes	—	762,500
Current portion of long-term debt	31,758	50,839
Suspended Liability	4,985,948	—
Total current liabilities	5,847,888	4,015,882

Long-term debt, net of current portion and discount	198,412	298,442
Operating lease liability, net of current portion	542,764	2,241,325
Total liabilities	$6,589,064	$6,555,649

Stockholders’ equity
Preferred stock, par value $.001; 20,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, par value $.001; 200,000,000 shares authorized; 2,096,082 and 69,230 issued and outstanding as of December 31, 2024 and 2023, respectively	2,096	69
Additional paid-in capital	37,091,468	26,445,378
Accumulated deficit	(34,575,240)	(21,095,765)
Total stockholders’ equity	2,518,324	5,349,682
Total liabilities and stockholders’ equity	$9,107,388	$11,905,331

Expion360 Inc.

Statements of Operations

	For the Years Ended December 31,
	2024	2023
Net sales	$5,624,939	$5,981,134
Cost of sales	4,469,711	4,405,611
Gross profit	1,155,228	1,575,523
Selling, general and administrative	7,909,219	8,745,135
Loss from operations	(6,753,991)	(7,169,612)

Other (Income) / Expense
Interest income	(86,121)	(125,854)
Interest expense	976,618	124,511
Loss on sale of property and equipment	146,760	3,426
Settlement expense	709,900	281,680
Suspended liability expense	4,985,948	—
Other income	(6,073)	(394)
Total other expense	6,727,032	283,369
Loss before taxes	(13,481,023)	(7,452,981)

Tax (income) / expense	(1,548)	3,293
Net loss	$(13,479,475)	$(7,456,274)

Net loss per share (basic and diluted)	$(21.03)	$(108.25)
Weighted-average number of common shares outstanding	641,011	68,882

Expion360 Inc.
Statements of Cash Flows

	For the Years Ended December 31,
	2024	2023
Cash flows from operating activities

Net loss	$(13,479,475)	$(7,456,274)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	173,973	205,723
Amortization of convertible note costs	667,144	—
Loss on sale of property and equipment	146,760	3,426
Decrease in allowance for doubtful accounts	—	(18,804)
Stock-based settlement	209,000	251,680
Stock-based compensation	616,632	560,365
Decrease in right-of-use assets and lease liabilities	(67,778)	—
Increase in suspended liability	4,985,948	—

Changes in operating assets and liabilities:
(Increase) / Decrease in accounts receivable	(458,087)	161,904
(Increase) / Decrease in inventory	(1,006,071)	704,746
Increase in prepaid/in-transit inventory	(1,448,738)	(22,338)
Increase in prepaid expenses and other current assets	(47,043)	(17,626)
Decrease in deposits	31,425	5,005
Increase in accounts payable	51,106	56,735
Increase in customer deposits	31,051	17,365
Increase / (Decrease) in accrued expenses and other current liabilities	21,819	(13,649)
Increase in right-of-use assets and lease liabilities	9,789	30,510
Net cash used in operating activities	(9,562,545)	(5,531,232)

Cash flows from investing activities
Purchases of property and equipment	(19,203)	(20,170)
Net proceeds from sale of property and equipment	132,611	36,748
Net cash provided by investing activities	113,408	16,578

Cash flows from financing activities
Proceed from / (Principal payment on) convertible note	(2,750,000)	2,420,025
Principal payments on long-term debt	(119,111)	(161,194)
Principal payments on stockholder promissory notes	(762,500)	(62,500)
Proceeds from exercise of warrants	185,434	49,800
Settlement of fractional shares for cashless warrant exercise	—	(23)
Net proceeds from issuance of common stock	9,510,181	—
Net cash provided by financing activities	6,064,004	2,246,108

Net change in cash and cash equivalents	(3,385,133)	(3,268,546)
Cash and cash equivalents, beginning	3,932,698	7,201,244
Cash and cash equivalents, ending	547,565	3,932,698